UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 21, 2021

Date of Report (Date of earliest event reported)

ODYSSEY GROUP INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

333-250896

(Commission File Number)

Nevada	47-1022125
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2372 Morse Ave., Irvine, CA	92614
(Address of principal executive offices)	(Zip Code)

(619) 832-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Symbol	Name of each exchange on which registered
None	N/A	N/A

Securities registered pursuant to Section 12(g) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
Common Stock ($0.001 par value)	ODYY	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On January 21, 2021, the Board of Directors of Odyssey Group International, Inc. (the “Company”) entered into employment agreements with Mr. Michael Redmond and Ms. Christine Farrell. See Item 5.02 below for a description of the agreements.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Mr. Redmond Employment Agreement

On January 21, 2021, the Board of Directors of the Company and Mr. Redmond entered into an employment agreement (the “Agreement”) for a three (3) year term. Mr. Redmond will initially receive a base salary of Three Hundred Thousand Dollars ($300,000) per year, subject to increases after certain Company milestones are obtained as noted in the Agreement. Mr. Redmond is eligible to participate in the Company’s performance-based cash incentive bonus program. Mr. Redmond has accrued One Hundred Eighty Three Thousand Eight Hundred Forty Six Dollars ($183,846) in unpaid salary from December 2017 through the effective date of the Agreement. Mr. Redmond may have the accrued salary converted to Company common stock at the then current stock price. Mr. Redmond shall be eligible to receive a bonus for each calendar year during the term of the Agreement, of between Fifty Percent (50%) and One Fifty Percent (150%) of Base Salary, commencing with the 2021 calendar year, based on the attainment of individual and corporate performance goals and targets established by mutual agreement between the Board and Mr. Redmond prior to January 31st of each calendar year. Mr. Redmond will be granted Restricted Stock Units (“RSUs”) covering Three Million (3,000,000) shares of the Company’s common stock (or stock options at Mr. Redmond’s choosing), vesting in equal monthly installments over Thirty Six (36) months.

The Agreement provides for certain payments and benefits in the event of a termination of Mr. Redmond’s employment under specific circumstances. If, during the term of the Agreement, his employment is terminated by the Company other than for “cause,” death or disability as defined in the Agreement, he would be entitled to continuation of his base salary at the rate in effect immediately prior to the termination date for twenty four (24) months following the termination date.

Ms. Farrell Employment Agreement

On January 21, 2021, the Board of Directors of the Company and Ms. Christine M. Farrell entered into an employment agreement (the “Agreement”) for a three-year term, as Chief Financial Officer. Ms. Farrell will initially receive a base salary of One Hundred Twenty Thousand Dollars ($120,000) per year, subject to increases after certain Company milestones are obtained as noted in the Agreement. Ms. Farrell is eligible to receive a bonus for each calendar year during the term of the Agreement, of between up to Twenty Percent (20%) of base salary, commencing with the 2021 calendar year, based on the attainment of individual and corporate performance goals and targets established by the Board. Ms. Farrell will be granted RSU’s covering One Million (1,000,000) shares of our common stock (or stock options at Ms. Farrell’s choosing), vesting in equal monthly installments over Thirty Six (36) months.

The Agreement provides for certain payments and benefits in the event of a termination of Ms. Farrell’s employment under specific circumstances. If, during the term of the Agreement, her employment is terminated by the Company other than for “cause,” death or disability, as defined in his agreement, she would be entitled to continuation of her base salary at the rate in effect immediately prior to the termination date for six (6) months following the termination date.

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Mr. Redmond and Ms. Farrell have also agreed to customary restrictions with respect to the disclosure and use of the Company’s confidential information, and have agreed that work product or inventions developed or conceived by them while employed with the Company relating to its business is the Company’s property.

The foregoing description of the employment agreements is a summary and is qualified in its entirety by reference to the employment agreements which are attached hereto as Exhibit 10.1 and Exhibit 10.2 and are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Employment Agreement by and between Odyssey Group International, Inc. and Joseph Michael Redmond, dated January 21, 2021.
10.2	Employment Agreement by and between Odyssey Group International, Inc. and Christine M. Farrell, dated January 21, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY GROUP INTERNATIONAL, INC.

Date: January 26, 2021	By:	/s/ Joseph Michael Redmond
Name: Joseph Michael Redmond
Title: Chief Executive Officer

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